QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

REVOCABLE PROXY
AEA BANCSHARES, INC.
SPECIAL MEETING OF SHAREHOLDERS
                        , 2005
PROXY SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of special meeting of shareholders to be held on            , 2005 and the proxy statement-prospectus dated            , 2005. The undersigned hereby appoints Clyde B. Brooks, Jr. and Per Heggelund, and each of them, proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares of common stock of AEA Bancshares, Inc. at the special meeting to be held on            , 2005, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

        1.     Agreement and Plan of Reorganization.    To approve the principal terms of the merger contemplated by the Agreement and Plan of Reorganization dated May 3, 2005 by and among Cowlitz Bancorporation, Cowlitz Bank, AEA Bancshares, Inc., and Asia-Europe-Americas Bank. If approved, AEA Bancshares, Inc. would merge with and into Cowlitz Bancorporation.

FOR ☐                AGAINST ☐                ABSTAIN ☐

        2.     Transact Other Business.    To transact other business that may properly come before the meeting, including, if necessary, any proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal.

        The Board of Directors of AEA Bancshares, Inc. has unanimously voted in favor of the Agreement and Plan of Merger and recommends you vote to approve the proposal. The shares represented by this proxy will be voted as specified above, but if no specification is made, this proxy will be voted FOR the merger proposal. Either or both proxies (or substitutes) present at the meeting may exercise all powers granted hereby. If any other matters are presented, the proxies are authorized to vote upon such other matters in their discretion.

PLEASE SIGN AND DATE BELOW

        Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name of the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

        Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

(Number of Shares)
(Please Print Your Name)	(Signature of Shareholder)
(Please Print Your Name)	(Signature of Shareholder)
(Date)

QuickLinks

REVOCABLE PROXY AEA BANCSHARES, INC. SPECIAL MEETING OF SHAREHOLDERS , 2005 PROXY SOLICITED BY THE BOARD OF DIRECTORS